Exhibit 99.1

NEWS RELEASE

Contacts:	Gregg Piontek, VP & CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner Karen Roan, SVP Dennard ▪ Lascar Associates
713-529-6600

NEWPARK RESOURCES ANNOUNCES BOARD OF DIRECTORS CHANGES

THE WOODLANDS, TX – MARCH 13, 2014 – Newpark Resources, Inc. (NYSE: NR) today announced changes to its Board of Directors. After eleven years of service, and in accordance with the Company’s mandatory retirement policy, Jerry Box, Chairman of the Board, announced that he will retire following the Annual Stockholders Meeting in May. Also, the Company announced that Tony Best and Rod Larson have been appointed to the Board, effective immediately, and will stand for election at the Annual Stockholders Meeting.

Paul L. Howes, President and Chief Executive Officer, stated, “We would like to thank Jerry for his invaluable contributions to Newpark during his many years of service as a director of the Company. During his time on the Board, he served as Chairman of our Compensation Committee and, for the past seven years, as Chairman of the Board, presiding over a period of significant growth in Newpark’s history. His leadership and guidance will be greatly missed.

“We are extremely pleased to announce the appointment of two new members to our Board, Tony Best and Rod Larson. They are both highly qualified, with demonstrated leadership skills and broad experience in the oil and gas industry on both the domestic and international side. Tony has 35 years of experience in domestic and international upstream oil and gas operations, and Rod has over 24 years of experience in global oilfield services including deepwater. We look forward to their contributions to our organization,” said Howes.

Mr. Tony Best joined SM Energy Company in Denver as President and Chief Operating Officer in 2006 and was named Chief Executive Officer in February 2007. In addition to his current role as CEO, he is also sits on the Board of Directors. Between 2003 and 2006, he was the President and CEO of Pure Resources in Midland, TX, where he accelerated that company’s growth and profitability during his three year tenure. From 1979 through 2000, he served in varying roles of increasing responsibility at Atlantic Richfield Company (ARCO), with his most recent position being President ARCO Latin America. After ARCO was acquired by BP in 2000, he was an independent consultant from 2000 through 2002. Mr. Best holds a B.S. in Mechanical Engineering from Texas A & M University and an M.S. in Engineering Management from the University of Alaska.

Mr. Rod Larson has been Chief Operating Officer of Oceaneering International, Inc. since 2012. Previously, he served for 22 years at Baker Hughes, Inc. in various positions of increasing responsibility, most recently as President, Latin America. Also, while at Baker Hughes, he served as Vice President, Operations for the Gulf of Mexico and as Deepwater Business Development Manager. From 1990 to 1998, he was with Western Atlas, Inc. (which was acquired by Baker Hughes) as operations manager and field engineer in the U.S. and Venezuela. Mr. Larson holds a B.S. in Electrical Engineering from North Dakota State University and an M.B.A. from Rice University.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

# # #